Exhibit 2.1

CONTRIBUTION AGREEMENT

by and among

HI-CRUSH PROPPANTS LLC,

HI-CRUSH PARTNERS LP

and

HI-CRUSH AUGUSTA LLC

dated as of

January 31, 2013

i

ANNEXES

Annex A	First Amended and Restated Limited Liability Company Agreement of Hi-Crush Augusta LLC
Annex B	Second Amended and Restated Agreement of Limited Partnership of Hi-Crush Partners LP
Annex C	Amendment No. 1 to Omnibus Agreement
Annex D	Amendment No. 1 to the Registration Rights Agreement

Disclosure Schedule

Schedule 1.1(i)	-	Partnership Knowledge
Schedule 1.1(ii)	-	Proppants Knowledge
Schedule 1.1(iii)	-	Permitted Liens
Schedule 3.3	-	Proppants Approvals
Schedule 3.4	-	Proppants Brokers’ Fees
Schedule 3.6	-	Proppants Credit Agreement
Schedule 4.2(d)	-	Augusta Capitalization
Schedule 4.3	-	Augusta Approvals
Schedule 4.5(a)	-	Financial Statements
Schedule 4.5(b)	-	Undisclosed Liabilities
Schedule 4.6	-	Absence of Certain Changes
Schedule 4.7(c)	-	Enforceability of Material Contracts; No Defaults
Schedule 4.8	-	Augusta Litigation
Schedule 4.9	-	Taxes
Schedule 4.10	-	Environmental Matters
Schedule 4.14(a)(i)	-	Owned Real Property
Schedule 4.14(a)(ii)	-	Leased Real Property
Schedule 4.15	-	Insurance
Schedule 5.3	-	Partnership Approvals
Schedule 5.5	-	Partnership Brokers’ Fees
Schedule 5.6(b)	-	Partnership Capitalization
Schedule 5.10	-	Absence of Certain Changes
Schedule 6.1	-	Augusta Conduct of Business

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, dated as of January 31, 2013 (this “Agreement”), is entered into by and between Hi-Crush Proppants LLC, a limited liability company organized under the Laws of the State of Delaware (“Proppants”), Hi-Crush Partners LP, a limited partnership organized under the Laws of the State of Delaware (the “Partnership”), and Hi-Crush Augusta LLC, a limited liability company organized under the Laws of the State of Delaware (“Augusta”).

RECITALS

WHEREAS, Proppants is the sole member of Hi-Crush GP LLC, a limited liability company organized under the Laws of the State of Delaware (the “General Partner”) and the general partner of the Partnership, which owns a non-economic general partner interest in the Partnership;

WHEREAS, Proppants is the sole member of Augusta, which owns a sand excavation and processing facility located on approximately 1,000 acres in Eau Claire County, Wisconsin, including approximately 46 million tons of proven recoverable coarse grade sand reserves;

WHEREAS, prior to the Closing (as defined below), Augusta intends to assume or has assumed primary responsibility for the repayment of all Indebtedness (as defined below) of Proppants under the Credit Agreement (the “Proppants Credit Agreement”), dated as of April 6, 2012, as amended, by and among Proppants, Amegy Bank National Association, as Administrative Agent, Issuing Lender and Swing Line Lender, and the Lenders named therein (the “Augusta Assumed Debt”);

WHEREAS, prior to the Closing, Proppants intends to amend and restate the Limited Liability Company Agreement of Augusta, dated as of March 14, 2012, and execute and enter into the First Amended and Restated Limited Liability Company Agreement of Augusta, in the form set forth on Annex A hereto (the “Augusta A&R LLC Agreement”), which Augusta A&R LLC Agreement will, among other things, create a new class of Preferred Units of Augusta, entitled to the rights and privileges set forth in the Augusta A&R LLC Agreement (the “Augusta Preferred Units”);

WHEREAS, following the adoption of the Augusta A&R LLC Agreement, Proppants desires to contribute to the Partnership, and the Partnership desires to accept from Proppants, 60,692 Augusta Preferred Units (the “Contributed Interests”), and, in exchange, the Partnership will issue to Proppants 3,750,000 Class B Units (as defined below) (the “Partnership Unit Consideration”) (such transactions, together, the “Initial Contribution Transactions”);

WHEREAS, immediately prior to the Closing, the General Partner intends to amend and restate the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 20, 2012 (the “Partnership Agreement”), by entering into the Second Amended and Restated Agreement of Limited Partnership in the form attached as Annex B hereto (the “Partnership Agreement Amendment”), which Partnership Agreement Amendment shall create a new class of convertible Class B units representing limited partner interests in the Partnership (the “Class B Units”) having the terms and conditions set forth in such Partnership Agreement Amendment;

WHEREAS, in further consideration for the Partnership Unit Consideration, Proppants desires to amend the Omnibus Agreement, dated August 20, 2012, by and among Proppants, the Partnership and the General Partner (the “Omnibus Agreement”), by entering into Amendment No. 1 thereto, in the form attached as Annex C hereto (the “Omnibus Agreement Amendment”), which Omnibus Agreement Amendment will, among other things, provide that Proppants will forego the assignment contemplated by Article 4 of the Omnibus Agreement;

WHEREAS, immediately following the Initial Contribution Transactions and the execution and delivery of the Omnibus Agreement Amendment, (a) the Partnership intends to make a capital contribution of cash in an amount equal to $37,500,000 to Augusta in exchange for the issuance by Augusta to the Partnership of 39,308 Augusta Preferred Units (the “Purchased Interests,” and such transactions, collectively, the “Secondary Contribution Transactions,” and the Initial Contribution Transactions, together with the Secondary Contribution Transactions, the “Contribution Transactions”), (b) Augusta intends to repay the Augusta Assumed Debt and to waive any right to repayment in connection therewith and (c) Augusta intends to make a cash distribution of $4,636,957.08 to Proppants as a reimbursement of $4,636,957.08 of pre-formation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d); and

WHEREAS, the Conflicts Committee (as defined below) has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee, that (a) the Partnership Unit Consideration paid by the Partnership in exchange for the Contributed Interests and the Omnibus Agreement Amendment is fair to the Partnership and its unaffiliated common unitholders from a financial point of view and (b) the cash consideration paid by the Partnership in exchange for the Purchased Interests is fair to the Partnership and its unaffiliated common unitholders from a financial point of view, (ii) found this Agreement and the transactions contemplated hereby, including the Contribution Transactions and the Omnibus Agreement Amendment to be in the best interest of the Partnership and (iii) approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following capitalized terms shall have the following meanings:

“Addendum Agreement” means an Addendum Agreement, substantially in the form of Exhibit A to the Augusta A&R LLC Agreement, effecting the Partnership’s admittance as an Additional Member (as defined in the Augusta A&R LLC Agreement) of Augusta.

“Affiliate” has the meaning provided such term in the Partnership Agreement.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Augusta” has the meaning provided such term in the preamble to this Agreement.

“Augusta A&R LLC Agreement” has the meaning provided such term in the recitals to this Agreement.

“Augusta Approvals” has the meaning provided such term in Section 4.3.

“Augusta Assumed Debt” has the meaning provided such term in the recitals to this Agreement.

“Augusta LLC Agreement” means the limited liability company agreement of Augusta, as in effect on the date hereof, and, from and after the adoption of the Augusta A&R LLC Agreement, the Augusta A&R LLC Agreement.

“Augusta Preferred Units” has the meaning provided such term in the recitals to this Agreement.

“Balance Sheet Date” means September 30, 2012.

“Basket” has the meaning give such term in Section 9.4(b).

“Business” means the operations and business conducted by Augusta.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.

“Cap” has the meaning provided such term in Section 9.4(d).

“Capital Expenditures Distribution” has the meaning provided such term in Section 2.4(b).

“Cash Contribution” has the meaning provided such term in Section 2.3.

“Claim Notice” has the meaning provided such term in Section 9.3(a).

“Class B Units” has the meaning provided such term in the recitals to this Agreement.

“Closing” has the meaning provided such term in Section 2.5(a).

“Closing Date” has the meaning provided such term in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning provided such term in the Partnership Agreement.

“Conflicts Committee” has the meaning provided such term in the Partnership Agreement.

“Contract” means any legally binding agreement, commitment, lease, license or contract.

“Contributed Interests” has the meaning provided such term in the recitals to this Agreement.

“Contribution Transactions” has the meaning provided such term in the recitals to this Agreement.

“Disclosure Schedule” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Effective Time” has the meaning provided such term in Section 2.5(a).

“Environmental Law” means any Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and any Law relating to the prevention of pollution, remediation of contamination or the restoration of environmental quality, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.

“Financial Statements” has the meaning provided such term in Section 4.5(a).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“General Partner” has the meaning provided such term in the recitals to this Agreement.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hazardous Substance(s)” means each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.

“Incentive Distribution Rights” has the meaning provided such term in the Partnership Agreement.

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations of such Person, and (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning provided such term in Section 9.3(a).

“Indemnifying Party” has the meaning provided such term in Section 9.3(a).

“Indemnified Tax Claim” has the meaning provided such term in Section 7.3(b).

“Initial Contribution Transactions” has the meaning provided such term in the recitals to this Agreement.

“Initial Contribution Transactions Cross Receipt” means a cross receipt acknowledging the receipt of the items in Section 2.5(b)(i) and (iv) by the Partnership and the items in Section 2.5(c)(i) and (iii) by Proppants.

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae and specifications.

“Knowledge” as to the Partnership means the actual knowledge of those Persons listed on Schedule 1.1(i); and as to Proppants means the actual knowledge of those Persons listed on Schedule 1.1(ii).

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority.

“Leased Real Property” has the meaning provided such term in Section 4.14(a).

“Lien” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel); provided, however, that (a) Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages nor shall Losses include lost profits, lost opportunities or other speculative damages, except that this clause (a) shall not apply to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article IX and (b) the amount of any Loss shall be reduced by (i) any insurance proceeds actually recovered with respect to such Loss, (ii) any Tax Benefits with respect to such Loss, and (iii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss.

“Material Adverse Effect” with respect to any Person, means, any circumstance, change or effect that (a) is or would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) materially impedes or would reasonably be expected to impede the ability of the Parties to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from:

(i) any change in general economic conditions in the industries or markets in which such Person and its Subsidiaries operate;

(ii) seasonal reductions in revenues or earnings of such Person and its Subsidiaries, taken as a whole, substantially consistent with the historical results of such businesses;

(iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv) changes in Law or GAAP; or

(v) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby.

Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply in the event of a materially disproportionate effect on such Person as compared to other entities in the industry or markets in which such Person and its Subsidiaries operate.

“Material Contracts” has the meaning provided such term in Section 4.7(a).

“Omnibus Agreement” has the meaning provided such term in the recitals to this Agreement.

“Omnibus Agreement Amendment” has the meaning provided such term in the recitals to this Agreement.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Owned Real Property” has the meaning provided such term in Section 4.14(a).

“Parties” means Proppants, the Partnership and Augusta.

“Partnership” has the meaning provided such term in the preamble to this Agreement.

“Partnership Agreement” has the meaning provided such term in the recitals to this Agreement.

“Partnership Agreement Amendment” has the meaning provided such term in the recitals to this Agreement.

“Partnership Approvals” has the meaning provided such term in Section 5.3.

“Partnership Financial Statements” has the meaning provided such term in Section 5.9.

“Partnership Fundamental Representations and Warranties” means the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.6 and 5.8.

“Partnership Indemnified Parties” has the meaning provided such term in Section 9.2(a).

“Partnership SEC Documents” has the meaning provided such term in Section 5.9.

“Partnership Unit Consideration” means has the meaning provided such term in the recitals to this Agreement.

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, however, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business and that do not materially and adversely affect the ability of Augusta to conduct its Business as currently conducted, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business and that do not materially and adversely affect the ability of Augusta to conduct its Business as currently conducted, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto, (f) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (g) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (h) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness and which do not materially and adversely affect the ability of Augusta to conduct its Business as currently conducted, (i) Liens listed in Schedule 1.1(iii), and (j) Liens created by the Partnership or its successors and assigns.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Proceeding” means any proceeding, action, claim, suit, investigation or inquiry by or before any arbitrator or Governmental Entity.

“Proppants” has the meaning provided such term in the preamble to this Agreement.

“Proppants Approvals” has the meaning provided such term in Section 3.3.

“Proppants Credit Agreement” has the meaning provided such term in the recitals to this Agreement.

“Proppants Fundamental Representations and Warranties” means the representations and warranties contained in Article III and Sections 4.1, 4.2 and 4.3.

“Proppants Indemnified Parties” has the meaning provided such term in Section 9.2(b).

“Proppants Note” has the meaning provided for such term in Section 4.5(c).

“Purchased Interests” has the meaning provided such term in the recitals to this Agreement.

“Real Property” has the meaning provided such term in Section 4.14(a).

“Real Property Lease” has the meaning provided such term in Section 4.14(a).

“Registration Rights Agreement Amendment” means Amendment No. 1 to the Registration Rights Agreement by and among Proppants, the Partnership and the General Partner, in the form attached as Annex D hereto.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing of, without limitation, Hazardous Substances, into the environment.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Sand Reserve Information” means all information related to the sand reserves of Augusta included in the reserve report of John T. Boyd Company, dated April 4, 2012.

“Secondary Contribution Transactions” has the meaning provided such term in the recitals to this Agreement.

“Secondary Contribution Transactions Cross Receipt” means a cross receipt acknowledging the receipt of the items in Section 2.5(d)(ii) by the Partnership and the items in Section 2.5(e)(i) by Augusta.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Subordinated Units” has the meaning provided such term in the Partnership Agreement.

“Subsidiary” has the meaning provided such term in the Partnership Agreement.

“Tax” means all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, backup withholding and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of Persons filing a Tax Return that includes such Person) is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority; provided, however, in each case, only the reasonable present value of any Tax Benefit shall be considered with respect to a Loss.

“Tax Indemnified Party” has the meaning provided such term in Section 7.3(b).

“Tax Indemnifying Party” has the meaning provided such term in Section 7.3(b).

“Tax Proceeding” has the meaning provided such term in Section 7.1(b).

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Third Party Claim” has the meaning provided such term in Section 9.3(a).

“Transaction Documents” means this Agreement, the Augusta A&R LLC Agreement, the Partnership Agreement Amendment, the Omnibus Agreement Amendment and the

Registration Rights Agreement Amendment and such other agreements, documents or instruments as are reasonably required to be delivered by Proppants, the General Partner, the Partnership or Augusta at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in or contemplated in connection herewith.

“United States” or “U.S.” means United States of America.

Section 1.2 Rules of Construction.

(a) All article, section and schedule references used in this Agreement are to articles, sections and schedules to this Agreement unless otherwise specified. The schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

(h) References to any Law are references to such Law as it may be amended from time to time, and references to particular provisions of a Law include a reference to the corresponding provisions of any succeeding Law.

ARTICLE II

CONTRIBUTION; CLOSING

Section 2.1 Augusta Debt Assumption. The parties acknowledge and agree that prior to the Closing Date, Augusta shall assume or has assumed primary responsibility for repayment of the Augusta Assumed Debt.

Section 2.2 The Initial Contribution Transactions. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Proppants shall (i) contribute to the Partnership, and the Partnership shall accept from Proppants, the Contributed Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or the Augusta A&R LLC Agreement and (ii) execute and deliver the Omnibus Agreement Amendment, and in exchange for the contribution of the Contributed Interests and execution and delivery of the Omnibus Agreement Amendment by Proppants, the Partnership shall issue to Proppants the Partnership Unit Consideration.

Section 2.3 The Secondary Contribution Transactions. Effective immediately following the transactions described in Section 2.2, the Partnership shall contribute cash in an amount equal to $37,500,000 to Augusta (the “Cash Contribution”) in exchange for the issuance by Augusta to the Partnership of the Purchased Interests free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or the Augusta A&R LLC Agreement.

Section 2.4 Transactions Immediately Following the Secondary Contribution Transactions. The following actions will hereby occur in the following order effective immediately following the transactions described in Section 2.3:

(a) Augusta shall repay the Augusta Assumed Debt; and

(b) Augusta shall make a cash distribution of $4,636,957.08 to Proppants as a reimbursement of $4,636,957.08 of pre-formation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d) (the “Capital Expenditures Distribution”).

Section 2.5 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002, commencing at 10:00 a.m. (Houston, Texas time) on the later of (i) January 31, 2013 or (ii) the third (3rd) Business Day following the date on which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (other than conditions that will be satisfied by actions the Parties shall take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, the Closing shall be deemed to have been consummated at 11:59 p.m. (Houston, Texas time) on the Closing Date (the “Effective Time”).

(b) At the Closing, Proppants will deliver the following documents and deliverables to the Partnership:

(i) an assignment or assignments effecting the transfer to the Partnership of ownership of all of the Contributed Interests together with certificates, if any, representing the Contributed Interests and such other documentation as is reasonably required to transfer the Contributed Interests to the Partnership;

(ii) a certification in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that Proppants is not a foreign person;

(iii) a counterpart of the Initial Contribution Transactions Cross Receipt, duly executed by Proppants;

(iv) a copy of the Augusta A&R LLC Agreement duly executed by Proppants, as the sole member of Augusta;

(v) a counterpart of the Omnibus Agreement Amendment, duly executed by Proppants;

(vi) a counterpart of the Registration Rights Agreement Amendment, duly executed by Proppants;

(vii) the certificate contemplated by Section 8.1(e); and

(viii) such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership and agreed to by Proppants prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c) At the Closing, the Partnership will deliver the following documents and deliverables to Proppants or take the following actions:

(i) issue, in book entry form, to Proppants the Partnership Unit Consideration;

(ii) a counterpart of the Initial Contribution Transactions Cross Receipt, duly executed by the Partnership;

(iii) a copy of the Partnership Agreement Amendment, duly executed by the General Partner, as general partner of the Partnership;

(iv) a counterpart of the Omnibus Agreement Amendment, duly executed by the General Partner and the Partnership;

(v) a counterpart of the Registration Rights Agreement Amendment, duly executed by the Partnership;

(vi) a counterpart of the Addendum Agreement, duly executed by the Partnership;

(vii) the certificate contemplated by Section 8.2(d); and

(viii) such other certificates, instruments of conveyance and documents as may be reasonably requested by Proppants and agreed to by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

(d) At the Closing, Augusta will deliver the following documents and deliverables to the Partnership or take the following actions:

(i) a counterpart of the Addendum Agreement, duly executed by Augusta;

(ii) an amended Schedule II to the Augusta A&R LLC Agreement reflecting the transfer to the Partnership of the Contributed Interests and the issuance to the Partnership of the Purchased Interests;

(iii) a counterpart of the Secondary Contribution Transactions Cross Receipt, duly executed by Augusta; and

(iv) such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership and agreed to by Augusta prior to the Closing Date to carry out the intent and purposes of this Agreement.

(e) At the Closing, the Partnership will deliver the following documents and deliverables to Augusta or take the following actions:

(i) the Cash Contribution by wire transfer of immediately available U.S. federal funds to an account specified by Augusta;

(ii) a counterpart of the Secondary Contribution Transactions Cross Receipt, duly executed by the Partnership; and

(iii) such other certificates, instruments of conveyance and documents as may be reasonably requested by Augusta and agreed to by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

(f) At the Closing, Augusta will deliver the Capital Expenditures Distribution to Proppants by wire transfer of immediately available U.S. federal funds to an account specified by Proppants.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

RELATING TO PROPPANTS

Except as disclosed in the Disclosure Schedule, Proppants hereby represents and warrants to the Partnership as follows:

Section 3.1 Organization. It is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Authorization; Enforceability. It has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, on its part, and no other limited liability company proceeding on its part is necessary to authorize this Agreement, the other Transaction Documents to which it is or will be a party, or the transactions contemplated hereby and thereby. This Agreement has been and the other Transaction Documents to which it is or will be a party at the Closing will be duly and validly executed and delivered by it, and this Agreement constitutes and the other Transaction Documents to which it is or will be a party at the Closing will constitute the valid and binding obligations of it, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party by it and the consummation of the transactions contemplated hereby and thereby by it (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Proppants Approvals”) have been made, given or obtained) do not and shall not:

(a) violate any Law applicable to Proppants or any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b) violate the Organizational Documents of Proppants; or

(c) (i) breach any Contract to which Proppants is a party, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien upon any of the Contributed Interests or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the Contributed Interests, except, in the case of clauses (i) and (ii) for such breaches or terminations as would not reasonably be expected to adversely affect the ability of Proppants to perform its obligations under this Agreement or any other Transaction Document to which it is or will be a party.

Section 3.4 Proppants Brokers’ Fees. Except as set forth on Schedule 3.4, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by it or any of its Affiliates (other than the Partnership and its Subsidiaries).

Section 3.5 Investment Representation. It is purchasing the Partnership Unit Consideration for its own account with the present intention of holding such units for investment purposes and not with a view to or for sale in connection with any public distribution of such units in violation of any federal or state securities Laws. It acknowledges that such Partnership Unit Consideration has not been registered under federal and state securities Laws and that such Partnership Unit Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

Section 3.6 Proppants Credit Agreement. Immediately after the Effective Time and after taking into account the repayment of the Augusta Assumed Debt in accordance with Section 2.4(a), the amount of Indebtedness outstanding under the Proppants Credit Agreement shall be as set forth on Schedule 3.6 and Augusta’s responsibility for the repayment of any Indebtedness under the Proppants Credit Agreement after the Effective Time shall be limited to its responsibility as a Guarantor (as such term is defined in the Proppants Credit Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

RELATING TO AUGUSTA

Except as disclosed in the Disclosure Schedule, Proppants hereby represents and warrants to the Partnership as follows:

Section 4.1 Organization of Augusta. Augusta is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease its properties and assets and to conduct the Business as it is now being conducted. Augusta is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect with respect to Augusta. Proppants has made available to the Partnership true copies of all existing Organizational Documents of Augusta.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, Proppants has good and valid title to, holds of record and owns all of the outstanding membership interests in Augusta, free and clear of any Liens other than transfer restrictions imposed thereon by securities Law, and is the sole member of Augusta pursuant to the Organizational Documents of Augusta. As of the date of this Agreement, there are no other outstanding equity interests in Augusta. All of the outstanding membership interests in Augusta are duly authorized, validly issued and fully paid (to the extent required by the Augusta LLC Agreement) and nonassessable (except as such nonassessability may be effected by Section 18-607 of the Delaware LLC Act), and were issued free of preemptive rights in compliance with applicable Laws.

(b) At the time of the Closing, Proppants will have good and valid title to, hold of record and own (i) the Contributed Interests and (ii) all of the outstanding common units of Augusta, in each case free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws, and there will be no other outstanding equity interests in Augusta. At the time of the Closing, such Contributed Interests and common units will be duly authorized, validly issued and fully paid (to the extent required by the Augusta LLC Agreement) and nonassessable (except as such nonassessability may be effected by Section 18-607 of the

Delaware LLC Act), and will have been issued free of preemptive rights in compliance with applicable Laws and the Augusta A&R LLC Agreement. Upon consummation of the transactions contemplated by this Agreement, the Partnership will acquire good and valid title to all of the Contributed Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or arising under the Augusta A&R LLC Agreement.

(c) Upon issuance, all of the Purchased Interests will be duly authorized, validly issued and outstanding, and will have been issued free of preemptive rights in compliance with Laws and the Augusta A&R LLC Agreement. Upon issuance against payment therefor, the Purchased Interests will be fully paid (to the extent required by the Augusta LLC Agreement) and nonassessable (except as such nonassessability may be effected by Section 18-607 of the Delaware LLC Act). Upon consummation of the transactions contemplated by this Agreement, the Partnership will acquire good and valid title to all of the Purchased Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or arising under the Augusta A&R LLC Agreement.

(d) Except as set forth in Schedule 4.2(d), there are no voting agreements, proxies or other similar agreements or understandings with respect to the Contributed Interests or the Purchased Interests.

(e) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of Augusta issued or granted by Augusta, any other commitments or agreements to which Augusta is a party providing for the issuance by it of additional limited liability company interests or the repurchase or redemption by it of limited liability company interests, and there are no agreements of any kind which may obligate Augusta to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its existing Organizational Documents.

Section 4.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents to which Augusta is or will be a party by Augusta and the consummation of the transactions contemplated hereby and thereby by Augusta (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 4.3 (collectively, the “Augusta Approvals”) and the Proppants Approvals have been made, given or obtained) do not and shall not:

(a) violate any Law applicable to Augusta or require of Augusta any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b) violate any Organizational Document of Augusta; or

(c) (i) result in breach of any Contract, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien under any Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 4.4 Subsidiaries. Augusta does not own any equity interests in any Person.

Section 4.5 Financial Statements; Records; Undisclosed Liabilities.

(a) Schedule 4.5(a) sets forth true, accurate, correct and complete copies of the balance sheet as of the Balance Sheet Date, and the statements of operations, statements of cash flows and statements of members’ equity since inception of Augusta (the “Financial Statements”). The Financial Statements (i) are in all material respects in accordance with the books and records of Augusta, (ii) have been prepared in accordance with GAAP (with the exception of the absence of footnotes), consistently applied, and (iii) present fairly, in all material respects, the financial position and the results of operations of Augusta as of the Balance Sheet Date.

(b) Except as disclosed on Schedule 4.5(b), and other than potential obligations associated with sand supply agreements, Augusta does not have any liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) reasonably expected to be in excess of $500,000, other than liabilities or obligations expressly reflected on, or reserved against in, the Financial Statements.

(c) Except for liabilities arising in connection with Augusta’s responsibility as a Guarantor (as such term is defined in the Proppants Credit Agreement) under the Proppants Credit Agreement, the only Indebtedness between Augusta and Proppants and its affiliates (other than the Partnership and its subsidiaries) is that certain intercompany liability between Proppants and Augusta set forth in the Financial Statements (the “Proppants Note”).

Section 4.6 Absence of Certain Changes. Except as disclosed on Schedule 4.6, since the Balance Sheet Date, (a) there has not been any Material Adverse Effect with respect to Augusta, (b) there has been no damage, destruction or loss to the assets or properties of Augusta which could reasonably be expected to have a Material Adverse Effect with respect to Augusta and (c) there have been no additional or new liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) with respect to Augusta in excess of $500,000, other than potential liabilities associated with sand supply agreements.

Section 4.7 Contracts.

(a) “Material Contracts” means each of the following agreements to which Augusta is a party:

(i) each Contract for the sale or delivery of frac sand;

(ii) each Contract requiring the payment by Augusta of any royalties or similar payments or arrangements in connection with the production or sale of frac sand;

(iii) each Contract for Indebtedness;

(iv) each Contract involving a remaining commitment by Augusta to make capital expenditures in excess of $200,000;

(v) each Contract for lease of real or personal property involving payments in excess of $200,000 in any calendar year;

(vi) each Contract between Proppants or any of its Affiliates, on the one hand, and Augusta, on the other hand;

(vii) each Contract that provides for a limit on the ability of Augusta to compete in any line of business or with any Person or in any geographic area during any period of time;

(viii) any Contract that involves a confidentiality, standstill or similar arrangement;

(ix) except for Contracts of the nature described in clauses (ii) through (vii) above, any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by Augusta of $200,000 or more in any 12 month period;

(x) any employment, independent contractor or consulting Contract;

(xi) any management service, financial advisory or any other similar type of Contract;

(xii) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of Augusta;

(xiii) any Contract which is a current insurance policy of, or covering any of the material assets or a business of, Augusta;

(xiv) any Intellectual Property Contract material to the operations of the business of Augusta;

(xv) any Contract that grants or evidences a Lien on any properties or assets of Augusta, other than Permitted Liens;

(xvi) any partnership or joint venture agreement (other than the Organizational Documents of Augusta); and

(xvii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the assets of Augusta which right survives the Closing, other than Permitted Liens.

(b) True and complete copies of all Material Contracts have been made available to the Partnership.

(c) Except as set forth in Schedule 4.7(c), each Material Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of Augusta and, to the Knowledge of Proppants, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth in Schedule 4.7(c), none of Augusta, or, to the Knowledge of Proppants, any other party is in breach of any Material Contract, and none of Proppants or Augusta has received any written notice of termination or breach of any Material Contract.

Section 4.8 Litigation. Except as set forth in Schedule 4.8, (a) there are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of Proppants, threatened against Augusta, and (b) Augusta is not subject to any injunction, order or unsatisfied judgment from any Governmental Authority.

Section 4.9 Taxes. Except as set forth on Schedule 4.9, (a) all Tax Returns required to be filed by Augusta have been duly and timely filed with the appropriate Tax Authority, and were, when filed, true, correct and complete in all material respects, (b) all material Taxes due and owing by Augusta have been timely paid in full, (c) there are no Liens (other than Permitted Liens) on any of the assets of Augusta that arose in connection with any failure (or alleged failure) to pay any Tax, (d) there is no claim, action or proceeding pending by any applicable Tax Authority in connection with any Tax due from Augusta, (e) no Tax Returns of Augusta are now under audit or examination by any Tax Authority, (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any such Tax Returns or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where Augusta does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) Augusta is not a party to any Tax-Sharing Agreement or otherwise liable for the Taxes of any other Person (including as a transferee or successor), (i) since the date of its formation, Augusta has been treated either as a partnership or has been disregarded as an entity separate from its owner for federal income tax purposes, and (j) Augusta has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, or by Contract.

Section 4.10 Environmental Matters. Except as set forth on Schedule 4.10 or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Augusta:

(a) to the Knowledge of Proppants, the operations of Augusta are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under all Environmental Laws;

(b) Augusta is not the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty or limiting the operations of Augusta;

(c) Augusta is not subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;

(d) there has been no Release of any Hazardous Substance into the environment by Augusta or its assets, operations and the Business except in compliance with applicable Environmental Law; and

(e) to the Knowledge of Proppants, there has been no exposure of any Person or property to any Hazardous Substances in connection with the operation of the assets of Augusta that could reasonably be expected to form the basis of a claim for damages or compensation.

The Partnership acknowledges that this Section 4.10 shall be deemed to be the only representation and warranty in this Agreement with respect to environmental matters.

Section 4.11 Legal Compliance; Permits. Except with respect to (i) matters set forth in Schedule 4.8 (Litigation), (ii) compliance with Laws concerning Taxes (as to which representations and warranties are made only pursuant to Section 4.9) and (iii) compliance with Environmental Laws (as to which representations and warranties are made only pursuant to Section 4.10), (a) Augusta is in compliance with all Laws in all material respects, (b) Augusta has not received notice of any violation of any Law and (c) Augusta possesses all Permits necessary for it to own its assets and operate the Business as currently conducted, and all such Permits are in full force and effect.

Section 4.12 Employees. Augusta (i) has no employees and (ii) does not maintain or contribute to and is not subject to any liability in respect of any employee benefit or welfare plan of any nature, including plans subject to ERISA.

Section 4.13 Reserve Engineer. John T. Boyd Company was, as of the date of its reserve report related to the sand reserves of Augusta, dated April 4, 2012, an independent mining engineer and geologist with respect to Augusta. To the Knowledge of Proppants, the Sand Reserve Information has been calculated in accordance with standard mining engineering procedures used in the sand industry and applicable government reporting requirements and applicable law. To the Knowledge of Proppants, the factual, non-interpretive Sand Reserve Information on which the reserve report of John T. Boyd Company, dated April 4, 2012, was based was accurate in all material respects.

Section 4.14 Title to Properties and Related Matters.

(a) As of the date hereof, Schedule 4.14(a)(i) sets forth a true, correct and complete list of (i) each parcel of real property (including any mineral interest) owned by Augusta (collectively, the “Owned Real Property”) and (ii) as of the date hereof, Schedule 4.14(a)(ii) sets forth a true, correct and complete list of each lease, sublease, license or other arrangement under which real property (including any mineral interest) is leased, occupied or possessed by Augusta or under which Augusta has a right to lease, occupy or possess real property (each, a “Real Property Lease” and each real property subject thereto, a “Leased Real Property”) (the Owned Real Property and Leased Real Property collectively referred to as the

“Real Property”). With respect to each Leased Real Property, Schedule 4.14(a)(ii) sets forth the date of and parties to each lease and, the dates of all amendments to each lease. True, correct and complete copies of the Real Property Leases, and any amendments through the date hereof, have been made available to Buyer. To the extent that it is in possession thereof, the Company has provided preexisting owners’ title insurance policies for the Owned Real Property and preexisting ALTA surveys for the Real Property.

(b) Augusta has (i) good, valid and marketable fee simple title to or valid leasehold interests in all of its Real Property, including to all buildings, structures and other improvements located thereon, (ii) good, valid and marketable title to the mineral interests underlying the estimates of Augusta’s proved reserves described in the Sand Reserve Information and (iii) good, valid and marketable title to all of its personal property used in the ordinary conduct of the Business, except (x) for such defects in title as could not, individually or in the aggregate, reasonably be expected to materially and adversely impact the ability of Augusta to conduct the Business and (y) for easements, rights of way and similar property use rights which are addressed in Section 4.14(c), in each case free and clear of Liens other than Permitted Liens.

(c) Augusta has such easements, rights of way and other similar property use rights which are sufficient for Augusta to conduct the Business as currently conducted. The Partnership acknowledges that this Section 4.13(c) shall be deemed to be the only representation and warranty in the Agreement with respect to easements, rights of way and other similar property use rights held or used by Augusta.

(d) Each Real Property Lease is valid, binding and enforceable against Augusta and, to Proppant’s Knowledge, the other parties thereto. Augusta is in compliance in all material respects with the terms and conditions of each Real Property Lease. All rents and additional rents, royalties, license fees, charges or other payments due and payable by Augusta under the Real Property Leases have been paid through the date of this Agreement and will continue to be paid when due through the Closing Date. To the Knowledge of Proppants, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would give rise to a right on the part of the applicable landlord thereunder to terminate the Real Property Lease or would otherwise constitute a default thereunder. Without limiting the foregoing, Augusta has not received any notice from any landlord asserting the existence of a default under any Real Property Lease or been informed that the landlord under any Real Property Lease has taken action (or, to the Knowledge of Proppants, threatened) to terminate the applicable Real Property Lease before the expiration date specified in such Real Property Lease.

(e) Augusta has not received notice of any pending or threatened condemnation, incorporation, annexation or similar proceeding with respect to the Real Property or any portion thereof, and to the Knowledge of Proppants, no condemnation, incorporation, annexation or similar proceeding with respect to the Real Property or any portion thereof is threatened.

(f) To the Knowledge of Proppants, the use of the Real Property for the purposes for which it is presently being used is permitted under applicable zoning Laws and applicable regulations of, and agreements with, Governmental Entities.

(g) (h) To the Knowledge of Proppants, there are no pending or threatened special assessments, reassessments or changes in real property tax basis with respect to the Real Property or any portion thereof.

Section 4.15 Insurance. Set forth on Schedule 4.15 is an accurate and complete list of each current insurance policy which covers Augusta or its businesses, properties, assets or employees (including, without limitation, self-insurance), and lists whether such policies are ‘occurrence’ or ‘claims made’ policies. Such policies are in full force and effect, all premiums due thereon have been paid, and Augusta is otherwise in compliance in all material respects with the terms and provisions of such policies. Augusta is not in default under any of the insurance policies set forth on Schedule 4.15 (or required to be set forth on Schedule 4.15) and, to the Knowledge of Proppants, there exists no event, occurrence, condition or act (including, without limitation, the transactions contemplated under this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Schedule 4.15 also sets forth a list of all pending claims and the claims history for Augusta during the past three (3) years (including, without limitation, with respect to insurance obtained but not currently maintained). Augusta has made available to the Partnership all of its currently effective insurance policies.

Section 4.16 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated in this Agreement based upon arrangements made by Augusta or any of its Affiliates (other than the Partnership and its Subsidiaries).

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE PARTNERSHIP

The Partnership hereby represents and warrants to Proppants as follows:

Section 5.1 Organization of the Partnership. The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite partnership power and authority to own, operate or lease its properties and assets and to conduct its business as it is now being conducted. The Partnership is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect with respect to the Partnership. The Partnership has made available to Proppants true copies of all existing Organizational Documents of the Partnership.

Section 5.2 Authorization; Enforceability. The Partnership has all requisite partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of the Partnership. This Agreement has been and the other Transaction Documents to which it is or will be a party at the Closing will be duly and validly executed and delivered by the Partnership, and each of this Agreement and the other Transaction Documents to which it is or will be a party constitutes or at the Closing will constitute, as applicable, a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party by the Partnership and the consummation of the transactions contemplated hereby and thereby by the Partnership (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 5.3 (collectively, the “Partnership Approvals”) have been made, given or obtained) do not and shall not:

(a) violate in any material respect, any Law applicable to the Partnership or require of the Partnership any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b) violate any Organizational Document of the Partnership; or

(c) (i) breach any material Contract, to which the Partnership is a party, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of the properties or assets of the Partnership or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 5.4 Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of the Partnership, threatened against the Partnership that would adversely affect the ability of the Partnership to perform its obligations under this Agreement or the other Transaction Documents to which it is or will be a party or otherwise have a Material Adverse Effect with respect to the Partnership, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon the Partnership that would adversely affect the ability of the Partnership to perform its obligations under this Agreement or otherwise have a Material Adverse Effect with respect to the Partnership.

Section 5.5 Partnership Brokers’ Fees. Except as set forth on Schedule 5.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Partnership or any of its Subsidiaries.

Section 5.6 Capitalization; Issuance of Partnership Unit Consideration.

(a) As of January 29, 2013, the issued and outstanding limited partner interests of the Partnership consist of 13,640,351 Common Units, 13,640,351 Subordinated Units and the Incentive Distribution Rights. All of the outstanding limited partner interests of the Partnership have been duly authorized and validly issued, and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware Limited Partnership Act).

(b) Other than as disclosed in the Partnership SEC Documents or Schedule 5.6(b) or as provided in the Partnership Agreement, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited partner interests of the Partnership issued or granted by the Partnership, any other commitments or agreements to which the Partnership is a party providing for the issuance by it of additional limited partner interests or the repurchase or redemption by it of limited partner interests, and there are no agreements of any kind which may obligate the Partnership to issue, purchase, redeem or otherwise acquire any of its limited partner interests, except as may be contained in its existing Organizational Documents or described in the Partnership SEC Documents.

(c) Upon issuance, all of the Partnership Unit Consideration will be duly authorized, validly issued and outstanding, and will have been issued free of preemptive rights in compliance with applicable Laws. Upon issuance against payment therefor, the Partnership Unit Consideration will be fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Limited Partnership Act). Upon consummation of the transactions contemplated by this Agreement, Proppants will acquire good and valid title to all of the Partnership Unit Consideration, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or arising under the Partnership Agreement (as amended by the Partnership Agreement Amendment) or Liens created by Proppants.

Section 5.7 Financing. At the Closing, the Partnership will have sufficient funds to pay the Cash Contribution to Augusta.

Section 5.8 Investment Representation. The Partnership is purchasing the Contributed Interests for its own account with the present intention of holding the Contributed Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Contributed Interests in violation of any federal or state securities Laws. The Partnership acknowledges that the Contributed Interests have not been registered under federal and state securities Laws and that the Contributed Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

Section 5.9 Partnership SEC Documents. The Partnership has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, but specifically excluding any documents “furnished,” collectively, the “Partnership SEC Documents”). The Partnership SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Partnership Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Partnership SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Partnership

Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 5.10 Absence of Certain Changes. Except as disclosed on Schedule 5.10, from September 30, 2012, (a) there has not been any Material Adverse Effect with respect to the Partnership and (b) there has been no damage, destruction or loss to the assets or properties of the Partnership which could reasonably be expected to have a Material Adverse Effect with respect to the Partnership.

ARTICLE VI

COVENANTS

Section 6.1 Augusta Conduct of Business. From the date of this Agreement through the Closing, except: (1) as set forth on Schedule 6.1, (2) as contemplated by this Agreement, or (3) as consented to by the Partnership in writing, Proppants shall not permit Augusta to:

(a) amend its Organizational Documents;

(b) liquidate, dissolve, recapitalize or otherwise wind up its business;

(c) sell, assign, transfer, lease or otherwise dispose of any material assets, other than frac sand in the ordinary course of business;

(d) incur any Indebtedness or issue or sell any equity interests, notes, bonds or other securities of Augusta, or any option, warrant or right to acquire same not in the ordinary course of business in excess of $1,000,000, except for Indebtedness under the Proppants Credit Agreement;

(e) adopt any profit sharing, compensation, savings, insurance, pension, retirement or other benefit plan or hire any employees;

(f) materially amend, terminate or grant a material waiver under any Material Contract;

(g) create or assume any Lien, other than a Permitted Lien;

(h) make any capital expenditure in excess of $500,000;

(i) terminate or close any facility, business or operation of Augusta except in the ordinary course of business;

(j) settle or compromise any Proceeding;

(k) make or change any material Tax election; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or take any action that would change the classification of Augusta for United States federal income tax purposes; or

(l) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 Third Party Approvals.

(a) The Partnership shall (and shall cause its Subsidiaries to) use reasonable efforts to obtain all material consents and approvals of third parties that the Partnership or any of its Subsidiaries are required to obtain in order to consummate the transactions contemplated hereby, including the Partnership Approvals.

(b) Proppants shall (and shall cause its Affiliates (other than the Partnership and its Subsidiaries) to) use reasonable efforts to obtain all material consents and approvals of third parties that Proppants or any of its Affiliates (other than the Partnership and its Subsidiaries) are required to obtain in order to consummate the transactions contemplated hereby, including the Proppants Approvals.

(c) Proppants shall promptly seek transfer of all Permits held by Proppants and issued under applicable Environmental Law to Augusta that are required for the Business’s ongoing operations.

(d) Augusta shall use reasonable efforts to obtain all material consents and approvals of third parties that Augusta is required to obtain in order to consummate the transactions contemplated hereby, including the Augusta Approvals.

Section 6.3 Conversion of Proppants Note into Equity. Immediately prior to Closing, Proppants and Augusta shall exchange and convert the Proppants Note into common units of Augusta, which shall be included in the common units to be issued to Proppants in conjunction with its execution of and entry into the Augusta A&R LLC Agreement.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns.

(a) The Parties agree that the income of Augusta for the period up to and including the Closing Date will be reflected on the federal income Tax Return of Proppants, and that the income of Augusta for the period after the Closing Date will be reflected on the federal income Tax Return of Augusta and allocated among its members in accordance with the Augusta A&R LLC Agreement, by closing the books of Augusta as of the end of the Closing Date.

(b) The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the apportionment of income described pursuant to this Section 7.1, requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and Proppants will use reasonable efforts to cause Augusta to, retain all books and records with respect to Tax matters pertinent to Augusta relating to any taxable period beginning before the Effective Time until the later of six years after the Effective Time or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and Proppants each agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

Section 7.2 Transfer Taxes. Responsibility for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement shall be borne 50% by the Partnership and 50% by Proppants.

Section 7.3 Tax Indemnity.

(a) Proppants shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless the Partnership and its Subsidiaries from and against all Losses such parties incur arising from (i) any breach of the representations and warranties contained in Section 4.9, (ii) any Taxes of Proppants or its Affiliates arising prior to and including the Closing Date, (iii) any liability of Augusta for the Tax of another Person as a result of being (A) a member of an affiliated, consolidated, combined or unitary group or (B) a party to any Contract providing for an obligation to indemnify any other Person for Tax. The Partnership shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless Proppants and its Affiliates (other than the Partnership and its Subsidiaries) from any and all Taxes which arise as a result of the ownership of the Contributed Interests after the Effective Time.

(b) If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 7.3, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) 45 days after receipt of notice from the Tax Authority of such claim or (ii) 15 days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact.

(c) The Tax Indemnifying Party (in cooperation with the other members of Augusta pursuant to the documents governing the management of the affairs of Augusta) shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within 30 days after the notice required by Section 7.3(b) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least 30 days (or such shorter period as may be required by Law) after the giving of the notice required by Section 7.3(b) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim.

Section 7.4 Scope. Notwithstanding anything to the contrary herein, this Article VII shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 4.9). The rights under this Article VII shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period. For the avoidance of doubt, this Article VII shall not be subject to the provisions of Article IX.

Section 7.5 Tax Treatment. The Parties acknowledge that the transactions described in Section 2.2 and Section 2.3 of this Agreement are properly characterized, for federal income tax purposes, as (i) first, a contribution to the Partnership of an undivided interest in Augusta’s assets subject to the Augusta Assumed Debt, and (ii) second, simultaneous contributions by Proppants of an undivided interest in Augusta’s assets and by the Partnership of an undivided interest in Augusta’s assets and the Cash Contribution to Augusta in the formation of Augusta as a partnership for federal income tax purposes, and that both steps (i) and (ii) are contributions to partnerships as described in Section 721(a) of the Code.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of the Partnership. The obligation of the Partnership to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Partnership:

(a) all necessary filings with and consents, approvals, licenses, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that do not or would not reasonably be expected to result in Losses to Augusta. The Proppants Approvals, the Partnership Approvals and the Augusta Approvals shall have been made or obtained, other than those that do not or would not reasonably be expected to result in material Losses to Augusta or the Partnership;

(b) (i) the Proppants Fundamental Representations and Warranties and the representation set forth in Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) and (ii) all other representations and warranties of Proppants contained in this Agreement shall be true and correct in all respects (disregarding all qualifications as to materiality and Material Adverse Effect and qualifications of similar import contained therein) as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), except where the failure of such representations, individually or in the aggregate, to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to Augusta;

(c) Proppants shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(d) Augusta shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(e) Proppants shall have delivered to the Partnership a certificate dated the Closing Date, certifying that the conditions specified in Sections 8.1(b), 8.1(c) and 8.1(d) have been fulfilled;

(f) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby; and

(g) Proppants shall have delivered or caused to be delivered the Closing deliverables set forth in Section 2.5(b).

(h) Augusta shall have delivered the Closing deliverables set forth in Section 2.5(d).

Section 8.2 Conditions to the Obligations of Proppants and Augusta. The obligations each of Proppants and Augusta to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Proppants:

(a) all necessary filings with and consents, approvals, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that would not reasonably be expected, in the aggregate, to have a material adverse effect on Proppants. The Proppants Approvals, the Partnership Approvals and the Augusta Approvals shall have been made or obtained, other than those that would not reasonably be expected, in the aggregate, to result in material Losses to Proppants or Augusta;

(b) (i) the Partnership Fundamental Representations and Warranties and the representation set forth in Section 5.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) and (ii) all other representations and warranties of the Partnership contained in this Agreement shall be true and correct in all respects (disregarding all qualifications as to materiality and Material Adverse Effect and qualifications of similar import contained therein) as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), except where the failure of such representations, individually or in the aggregate, to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to the Partnership;

(c) the Partnership shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Partnership on or before the Closing;

(d) the Partnership shall have delivered to Proppants a certificate, dated the Closing Date, certifying that the conditions specified in Section 8.2(b) and (c) have been fulfilled;

(e) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; and

(f) the Partnership shall have delivered or caused to be delivered the Closing deliverables set forth in Sections 2.5(c) and (e).

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival.

(a) Subject to Article VII relating to Taxes, the representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing will survive the closing for 12 months following the Closing; provided, however, that the Proppants Fundamental Representations and Warranties and the Partnership Fundamental Representations and Warranties shall survive the Closing for five years following the Closing. No Party shall have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty or pre-closing covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant or claim, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.

(b) All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing will survive the Closing in accordance with their terms.

Section 9.2 Indemnification.

(a) Subject to Article VII relating to Taxes and the provisions of this Article IX, from and after the Closing, Proppants shall indemnify and hold harmless the Partnership, the Partnership’s Subsidiaries and their respective Representatives (the “Partnership Indemnified Parties”) from and against all Losses that the Partnership Indemnified Parties incur arising from any breach of any representation, warranty or covenant of Proppants in this Agreement or in any closing certificate to be delivered by Proppants at the Closing pursuant to this Agreement.

(b) Subject to Article VII relating to Taxes and the provisions of this Article IX, from and after the Closing, the Partnership shall indemnify and hold harmless Proppants and its Affiliates (other than the Partnership and its Subsidiaries) and their respective Representatives (the “Proppants Indemnified Parties”) from and against all Losses that the Proppants Indemnified Parties incur arising from or out of any breach of any representation, warranty or covenant of the Partnership in this Agreement or any closing certificate to be delivered by the Partnership at the Closing pursuant to this Agreement.

(c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use reasonable efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

(d) Notwithstanding anything in this Article IX to the contrary, all Losses relating to Taxes which are the subject of Article VII shall only be subject to indemnification under Section 7.3.

Section 9.3 Indemnification Procedures. Claims for indemnification under this Agreement (other than claims involving a Tax Proceeding, the procedures for which are set forth in Article VII) shall be asserted and resolved as follows:

(a) Any Partnership Indemnified Party or Proppants Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify the Party providing the indemnification hereunder (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim and a copy of all papers served with respect to such claim (if any). Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim (unless (i) such Third Party Claim is asserted against the Indemnifying Party also and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to any Losses arising from Third Party Claim). If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b) and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim, (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates, (iii) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person and no effect on any other Third Party Claims that may be made against the Indemnified Party, (iv) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (v) the Indemnified Party will have no liability with respect to any compromise or settlement of such Third Party Claims. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying

Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e) The Parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any Claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on any Party with respect to such a claim anywhere in the world.

(f) The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information (so long as such information is not subject to any confidentiality agreements or attorney-client privilege; provided, that the parties shall take all reasonable measures to fully provide such information in compliance with such obligations) in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such Third Party Claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise reasonably cooperate with and assist the defending party in the defense of such Third Party Claim.

(g) With respect to any Third Party Claim subject to indemnification under this Article IX: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person reasonably informed of the status of such Third Party Claims and any related judicial or other proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(h) Notwithstanding anything to the contrary in this Section 9.3, the indemnification procedures set forth in Article VII shall control any indemnities relating to Taxes.

Section 9.4 Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein and subject to Article VII relating to Taxes:

(a) a breach of any representation or warranty (other than with respect to a breach of the Partnership Fundamental Representations and Warranties or the Proppants Fundamental Representations and Warranties) in connection with any single item or group of related items that results in Losses of less than $25,000 shall be deemed, for all purposes of this Article IX not to be a breach of such representation, warranty or pre-closing covenant;

(b) Proppants shall not have any liability arising out of or relating to Section 9.2(a) for breaches of representations or warranties (other than with respect to a breach of the Proppants Fundamental Representations and Warranties) except if the aggregate Losses actually incurred by the Partnership Indemnified Parties thereunder exceed $954,000 (the “Basket”), and then, subject to Section 9.4(d), only to the extent such aggregate Losses exceed such amount;

(c) the Partnership shall not have any liability arising out of or relating to Section 9.2(b) for breaches of representations or warranties (other than with respect to a breach of the Partnership Fundamental Representations and Warranties) except if the aggregate Losses actually incurred by the Proppants Indemnified Parties thereunder exceed the Basket, and then, subject to Section 9.4(e), only to the extent such aggregate Losses exceed such amount;

(d) in no event shall (i) the aggregate liability of Proppants arising out of or relating to Section 9.2(a) for breaches of representations or warranties (other than with respect to a breach of the Proppants Fundamental Representations and Warranties) exceed $14,310,000 (the “Cap”) and (ii) the aggregate liability of Proppants arising out of or relating to Section 9.2(a) for breaches of the Proppants Fundamental Representations and Warranties exceed $95,400,000;

(e) in no event shall (i) the aggregate liability of the Partnership arising out of or relating to Section 9.2(b) for breaches of representations or warranties (other than with respect to a breach of the Partnership Fundamental Representations and Warranties) exceed the Cap and (ii) the aggregate liability of the Partnership arising out of or relating to Section 9.2(b) for breaches of the Partnership Fundamental Representations and Warranties exceed $95,400,000;

(f) for the avoidance of doubt, nothing in this Section 9.4 shall affect the provisions of Article VII.

Section 9.5 Waiver of Other Representations.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF PROPPANTS OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE BUSINESS, AUGUSTA OR ITS ASSETS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PARTNERSHIP, ITS BUSINESS OR ASSETS OR ANY PART THEREOF, OR THE PARTNERSHIP UNIT CONSIDERATION, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.

Section 9.6 Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article IX as adjustments to the purchase price for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

Section 9.7 Exclusive Remedy.

(a) Notwithstanding anything to the contrary herein except as provided in Sections 7.2, 7.3, 9.2 or 10.2, no Party shall have any liability, and no Party shall make any claim, for any Loss or other matter (and the Partnership and Proppants hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, LOST OPPORTUNITIES OR OTHER SPECULATIVE DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 9.7(b)

SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE IX FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE IX.

ARTICLE X

TERMINATION

Section 10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of the Parties as evidenced in writing signed by each of the Parties;

(b) by any of the Parties if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(c) by any of the Parties if the Closing has not occurred on or before March 31, 2013 or such later date as the Parties may agree upon.

Section 10.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any Party hereto other than for any prior breaches, as to which the Parties will remain liable and/or to which the other Party shall be entitled to all rights and remedies available under Law or equity. The provisions of Sections 10.2 and 11.4 shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. Any notice, request, demand and other communication required or permitted to be given hereunder shall be in writing, and may be served by personal delivery, facsimile or by depositing same in the mail, addressed to the Party to be notified, first class, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and, if received other than during normal business hours, shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the Parties shall be as follows:

(a)	If to the Partnership, to:

Hi-Crush Partners LP

Three Riverway, Suite 1550

Houston, TX 77056

Attention: Facsimile:	General Counsel (713) 963-0088

(b)	If to Proppants, to:

Hi-Crush Proppants LLC

Three Riverway, Suite 1550

Houston, TX 77056

Attention: Facsimile:	General Counsel (713) 963-0088

(c)	If to Augusta, to:

Hi-Crush Proppants LLC

Three Riverway, Suite 1550

Houston, TX 77056

Attention: Facsimile:	General Counsel (713) 963-0088

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 11.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.3 Rights of Third Parties. Except for the provisions of Section 9.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 11.4 Expense. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedule to this Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to such subject matter.

Section 11.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned to them in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Proppants, in and of itself, that such information is material to or outside the ordinary course of the Business of Augusta or required to be disclosed on the Disclosure Schedule.

Section 11.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 11.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of the Partnership and Proppants, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

Section 11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, then they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 11.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts of laws principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the

Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.

(c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.11(b).

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, this Contribution Agreement has been duly executed and delivered by each Party as of the date first above written.

PROPPANTS:

HI-CRUSH PROPPANTS LLC

By:	/s/ Robert E. Rasmus
Name:	Robert E. Rasmus
Title:	Co-Chief Executive Officer

PARTNERSHIP:

HI-CRUSH PARTNERS LP

By:	Hi-Crush GP LLC, its general partner

	By:	/s/ Robert E. Rasmus
	Name:	Robert E. Rasmus
	Title:	Co-Chief Executive Officer

AUGUSTA:

HI-CRUSH AUGUSTA LLC

	By:	/s/ Robert E. Rasmus
	Name:	Robert E. Rasmus
	Title:	Co-Chief Executive Officer

[Signature Page to the Contribution Agreement]